Exhibit 10.12

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of January 30, 2014 (the “Agreement Date”), between Wesco Aircraft Hardware Corp., a California corporation (the “Company”), and Todd Renehan (the “Executive”).

Preliminary Statements:

A.                                    Wesco Aircraft Holdings, Inc., a Delaware corporation and parent entity of the Company (“Parent”), has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Haas Group Inc., a Delaware corporation (“Haas” or “Haas Group”) and Flyer Acquisition Corp., dated of even date herewith, pursuant to which Parent will acquire all of the outstanding equity interests of Haas (the “Transaction”);

B.                                 The Executive has previously entered into that certain Employment Agreement (the “Prior Agreement”) by and between the Executive and Haas or one of its predecessors or Affiliates (the “Prior Employer”)

C.                                    Subject to the consummation of the Transaction, the Company desires to employ the Executive and the Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

D.                                    Subject to the consummation of the Transaction, the parties intend for this Agreement to supersede and replace the Prior Agreement in all respects.

Agreement:

NOW THEREFORE, in consideration of (a) the Executive’s employment with the Company, (b) the compensation paid to the Executive and the benefits provided to the Executive in connection with such employment, (c) the Executive’s use of the equipment, supplies, facilities and other resources of the Company, and (d) the opportunity provided to the Executive by the Company to acquire or use information relating to or based on the business of the Company and to work and develop in the field for which the Executive is employed, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound hereto agree as follows:

ARTICLE 1
INTERPRETATION OF THIS AGREEMENT

1.1       Defined Terms.  As used herein, the following terms when used in this Agreement have the meanings set forth below:

1.1.1                     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

1.1.2                     “Base Salary” shall have the meaning given to it under Section 2.2 of this Agreement.

1.1.3                     “Board” means the Board of Directors of Parent.

1.1.4                     “Cause” means any one or more of the following: (a) the commission of an act or acts involving any breach of fiduciary duty or fraud, embezzlement or theft, against the property or personnel of the Company or any of its Affiliates that has a material adverse effect on the results of operations or financial condition of the Company or any of its Affiliates; (b) conviction of, or a plea of guilty or nolo contendere to, a felony; (c) repeated failure or refusal by the Executive to perform the Executive’s duties with the Company and its Affiliates reasonably assigned from time to time by the Board or by the Supervisor (as defined below); (d) a material breach of any of the terms of this Agreement (other than those contained in Article 3) or any other agreement between Executive and the Company following a failure to cure any such breach within thirty (30) days after receiving written notice of such; (e) any violation of any provision of Article 3 of this Agreement; or (f) Executive’s abuse of alcohol, drugs or any controlled substance that, in the determination of the Board or the Supervisor, interferes with Executive’s ability to perform the Executive’s duties and services under this Agreement, is injurious to the Company or any of its Affiliates, monetarily or otherwise has a material adverse effect on the results of operations or financial condition of the Company or any of its Affiliates.

1.1.5                     “Company” shall have the meaning given to it in the first sentence of this Agreement.

1.1.6                     “Company Information” means Confidential Information and Trade Secrets.

1.1.7                     “Confidential Information” means all data and information relating to the business of the Company or any of its Subsidiaries or Affiliates (which does not rise to the status of a Trade Secret under applicable law) which is not generally known to the public or any of their respective competitors. Confidential Information does not include any data or information that (a) has been voluntarily disclosed to the general public by the Company or its Subsidiaries (other than by any act or omission of the Executive in breach of this Agreement), or (b) otherwise enters the public domain through lawful means or through no fault of the Executive.

1.1.8                     “Employment Period” shall have the meaning given to it in Section 2.1 hereof.

1.1.9                     “Executive” shall have the meaning given to it in the first sentence of this Agreement.

1.1.10              “Good Reason” means any one or more of the following, if and only if such should occur without the Executive’s express prior written consent, the Executive gives the Company written notice of his intention to terminate his employment with the Company for Good Reason before the tenth (10th) day following the first occurrence of any such event and the Company fails to correct within thirty (30) days of receiving written notice thereof:  (a) a significant adverse change by the Company in Executive’s title that is accompanied by a corresponding material decrease in his duties and responsibilities, it being understood that a change in title by itself shall not constitute Good Reason hereunder; (b) a material reduction in the Executive’s base salary or a material reduction in Executive’s Target Bonus level, unless, subject to the last sentence of Section 2.5, such reduction or change applies to senior executive management of the Company generally; (c) a material reduction in the Company benefits available to the Executive, unless such benefit reduction applies to senior executive management of the Company generally, provided, however, that any change in benefits that may apply in connection with the transition of Haas Group employees to benefit plans maintained generally for other employees of the Company and its Affiliates shall not constitute Good Reason hereunder; (d) the Company notifies the Executive that his principal place of employment with the Company is being relocated to more than seventy-five (75) miles from the Location; or (e) any material breach of this Agreement by the Company.

1.1.11              “Incapacity” means the Executive’s inability to perform his duties to the full extent required by this Agreement as a result of incapacity due to physical or mental injury or illness for any ninety (90) consecutive days or more than one hundred eighty (180) days, in the aggregate (whether or not consecutive), during any three hundred sixty-five (365) day period.

1.1.12              “Intellectual Work Product” shall have the meaning given to it in Section 3.3.1.

1.1.13              “Location” shall mean the Executive’s principal place of employment as in effect on the Agreement Date.

1.1.14              “Notice of Termination” shall have the meaning given to it in Section 2.1 hereof.

1.1.15              “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

1.1.16              “Restricted Business” shall have the meaning given to it in Section 3.4 hereof.

1.1.17              “Restricted Area” shall have the meaning given to it in Section 3.4 hereof.

1.1.18              “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person.

1.1.19              “Termination Date” shall have the meaning given to it in Section 2.1 hereof.

1.1.20              “Trade Secrets” means information of the Company or any of its Subsidiaries or Affiliates including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans, business plans or lists of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.1.21              “Welfare Plan Benefits” shall have the meaning given to it in Section 2.4 hereof.

1.2       Interpretation.  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph or clause contained in this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

ARTICLE 2
EMPLOYMENT

2.1       Effectiveness; Duration.  The Company agrees to employ the Executive and the Executive agrees to be so employed for the period beginning on the Closing Date (as defined in the Merger Agreement) of the Transaction (the “Effective Date”) and ending on the two-year anniversary of the Effective Date (the “Initial Term”).  This Agreement may be earlier terminated on any one or more of the following dates: (a) the date specified in a Notice of Termination given by the Executive in connection with his resignation without Good Reason (which shall not be less than thirty (30) days from the date such Notice of Termination is given); (b) the date specified in a Notice of Termination given by the Executive in connection with his resignation with Good Reason (which shall not be less than thirty (30) days from the date such Notice of Termination is given and shall not be more than two years following the initial existence of the event or condition that gives rise to such Good Reason resignation); (c) the date specified in a Notice of Termination given by the Company stating that the Company has terminated the Executive’s employment for Cause; (d) the date specified in a Notice of Termination given by the Company stating that the Company has terminated the Executive’s employment without Cause; (e) the date of the Executive’s death; (f) the date specified in a Notice of Termination given by the Company terminating the Executive’s employment due to his Incapacity.  After the Initial Term, this Agreement will automatically be renewed for successive one-year periods (any such period, a “Renewal Term” and together with the Initial Term, the “Term”) unless one party to this Agreement provides notice of non-renewal to the other party at least ninety (90) days before the date of the automatic renewal. For purposes of this Agreement, the term “Employment Period” shall mean the period of the Executive’s employment and the term “Termination Date” shall mean the date on which the Employment Period expires or is earlier terminated.  Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 4.1 below, which notice shall indicate the specific termination provision in this Section  relied upon (a “Notice of Termination”); provided that the initial notice contemplated in the definition of “Cause” above shall not constitute a Notice of Termination if the Executive has the opportunity to cure.  For the avoidance of doubt, the provisions of Section 3 shall survive any termination of this Agreement and shall thereafter continue to remain in effect for the durations set forth therein.  In the event the Transaction is not consummated for any reason, this Agreement shall be null and void and of no further force and effect and the Prior Agreement shall remain in effect in accordance with its terms.

2.2       Salary and Benefits.  During the Term, for so long as the Executive remains employed with the Company:

2.2.1                     the Company will pay the Executive a base salary at an annual rate not less than the Executive’s base salary as in effect on the Agreement date, which is $350,000 (as adjusted from time to time, “Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes;

2.2.2                     the Executive will be entitled to participate in all medical and hospitalization, group life insurance, retirement and any and all other fringe benefit plans as are from time to time provided by the Company to its executives, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time, provided, however, that, in lieu of the foregoing, Executive will continue to participate in the existing Haas benefit plans until Haas employees generally are transitioned to other Company benefit plans;

2.2.3                     the Executive will be entitled to vacation each year according to the Company’s vacation policy in effect from time to time; provided, however, that the Executive will be entitled to no less than four weeks of vacation each year and in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Supervisor, materially adversely affect the business of the Company and its Affiliates; and

2.2.4                     the Executive will be entitled to reimbursement of reasonable business expenses incurred by the Executive (subject to submission of appropriate substantiation by the Executive in accordance with the Company’s expense reimbursement policy then in effect).

2.3       Title, Duties and Services.  The Executive will initially serve as the President and Chief Operating Officer of Haas Group and, during the Term, for so long as Executive remains employed with the Company, agrees to perform the duties associated with that position and render such services of an executive and administrative character for the benefit of the Company or any of the Company’s Subsidiaries or Affiliates as the Supervisor may from time to time direct.  The Executive will report to the Chief Executive Officer of Haas Group or such other Person(s) as the Company may direct from time to time (such Person(s), the “Supervisor”). The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the provision of duties and services under this Agreement.  Nothing in this Agreement shall prohibit the Executive from engaging in trade association or charitable activities, including serving as a board member or committee member to trade associations or charities, provided that none of such activities interfere with the performance of the Executive’s duties and responsibilities to the Company under this Agreement.  The Executive shall travel at such times and to such locations as the Executive’s duties and responsibilities shall require.

2.4       Severance Pay.

2.4.1                     If the Executive’s employment is terminated by the Company without Cause pursuant to Section 2.1(d) or by the Executive for Good Reason pursuant to Section 2.1(b) at any time during the Term, or if the Company provides the Executive with a notice of non-renewal of the Agreement in accordance with Section 2.1, then, subject to the provisions of Section 2.4.4 below, the Company will pay to the Executive as severance pay an amount equal to the amount of Base Salary as in effect on the Termination Date (or the last day of the Term, as the case may be) that the Executive would have been entitled to receive during the period beginning on the Termination Date and ending on the last day of the Term (the “Severance Period”), provided, however, that if the Executive’s employment is terminated by the Executive for Good Reason pursuant to Section 2.1(b) or by the Company without Cause pursuant to Section 2.1(d), or if the Company provides the Executive with a notice of non-renewal in accordance with Section 2.1, the Severance Period shall not be less than 12 months.

2.4.2                     The payments to be made by the Company to the Executive under this Section 2.4 shall be made in installments, and on the payment dates, on which Base Salary would have been paid if the Employment Period had continued for the period during which the Company is obligated to pay the Executive severance pay under this Section 2.4.  Upon the making of the last of such payments, the Company will have no further obligation to the Executive.  All payments shall be subject to applicable withholding and other taxes.

2.4.3                     During the Severance Period (but limited to a maximum of 18 months following the Termination Date), the Company will, in addition to such payments, arrange to provide the Executive with benefits substantially similar to those which the Executive was receiving or entitled to receive under the Company’s medical and dental plans in which the Executive was participating immediately prior to the Termination Date (“Welfare Plan Benefits”) at a cost to the Executive which is not substantially greater than the cost to him in effect at the Termination Date; provided, however, that to the extent any such coverage is prohibited, whether by any judicial or legislative authority or otherwise, the Company shall make alternative arrangements to provide the Executive with Welfare Plan Benefits, including, but not limited to, providing the Executive with a payment in an amount equal to his cost of purchasing the Welfare Plan Benefits. Benefits otherwise receivable by the Executive pursuant to the preceding sentence shall be reduced to the extent comparable benefits are actually received on the Executive’s behalf during the Severance Period.  The Executive shall promptly report to the Company of the Executive’s participation in, or receipt of, any such comparable benefits.

2.4.4                     The Executive’s right to receive, and the Company’s obligation to pay and provide, any of the payments and benefits provided for in any of this Section 2.4 shall be subject to the Executive’s compliance with, and observance of, all of the Executive’s obligations under this Agreement which continue beyond the Termination Date and the Executive’s execution, delivery and non-revocation of, and performance under, a release of claims relating to employment matters in favor of the Company and its Affiliates in form and substance satisfactory to the Company.

2.5       Incentive Compensation and Bonus Programs.

2.5.1                     During the Term, for so long as the Executive remains employed with the Company, the Executive shall be entitled to receive incentive compensation in accordance with the terms and subject to the conditions of the Company’s annual incentive compensation plans, as in effect from time to time for Haas Group executives (the “Bonus Plans”).  The Executive’s target bonus level under the Bonus Plans (the “Target Bonus”) shall be based on a percentage of Executive’s Base Salary and during the Term will not be less than the Executive’s target bonus percentage level as in effect on Agreement Date.  The payment of all such incentive compensation and bonuses are subject to applicable withholding and other taxes.

2.5.2                     During the Term, for so long as the Executive remains employed with the Company, the Executive will be eligible to participate in and receive awards under the Company’s equity incentive programs as in effect from time to time at the same levels as other similarly situated Company executives, as determined in the discretion of the Board.  For the avoidance of doubt, all equity compensation awards are subject to approval by the Board in its sole discretion.

ARTICLE 3
PROPERTY AND BUSINESS OF THE COMPANY

3.1       Nondisclosure.

3.1.1                     Trade Secrets.  During the Employment Period and thereafter, the Executive (a) will receive and hold all Trade Secrets in trust and in strictest confidence, (b) will protect each Trade Secret from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Trade Secret to lose its character as a Trade Secret, and (c) except as strictly required by the Executive’s duties in the course of his employment by the Company or by applicable law, will not, directly or indirectly, use, disseminate or otherwise disclose any Trade Secret to any third party without the prior written consent of the Board or its delegate, which may be withheld in the Board’s or its delegate’s absolute discretion.

3.1.2                     Confidential Information.  During the Employment Period and thereafter, the Executive (a) will receive and hold all Confidential Information in trust and in strictest confidence, (b) will protect all Confidential Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, Confidential Information to lose its character as Confidential Information, and (c) except as required by the Executive’s duties in the course of his employment by the Company, in his reasonable judgment, or by applicable law, will not, directly or indirectly, use, disseminate or otherwise disclose any Confidential Information to any third party without the prior written consent of the Board or its delegate, which may be withheld in the Board’s or its delegate’s absolute discretion.

3.2       Books and Records.  All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Company or any of its Subsidiaries or Affiliates (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

3.3       Inventions and Patents.

3.3.1                     The Executive agrees that any and all writings, documents, inventions, discoveries, processes, methods, designs, mask works, compositions of matter, formulations, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, customer lists, vendor lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written form or otherwise) that the Executive makes, conceives, discovers, or develops, either solely or jointly with any other person, at any time during the term of the Executive’s employment, whether during working hours or at the Company’s facility or at any other time or location, whether patentable or not, and whether upon the request or suggestion of the Company or otherwise, that relate to or are useful in any way in connection with any business now or planned to be carried on by the Company (collectively, the “Intellectual Work Product”) shall be the sole and exclusive property of the Company.  The Executive agrees to promptly and fully disclose all the Intellectual Work Product to the Company, and the Executive shall have no claim for additional compensation for the Intellectual Work Product.

3.3.2                     The Executive agrees that all Intellectual Work Product that is copyrightable shall be considered a work made for hire under the United States Copyright Act.  To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of copyright law, or to the extent that, notwithstanding the foregoing provisions, the Executive may retain an interest in any Intellectual Work Product, the Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Executive may have in the Intellectual Work Product under copyright, patent, trade secret, trademark and other law protecting proprietary or intellectual property rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company shall be entitled to obtain and hold in its own name all registrations of copyrights, patents, trade secrets, trademarks and other proprietary or intellectual property rights with respect thereto.

3.3.3                     At the sole request and expense of the Company, either before or after the termination of my employment, the Executive shall assist the Company in acquiring and maintaining registrations under copyright, patent, trade secret, trademark and other laws protecting proprietary or intellectual property rights in, and confirming its title to, all Intellectual Work Product.  The Executive’s assistance shall include signing all applications for copyrights, patents and other proprietary or intellectual property rights and other documents, cooperating in legal proceedings and taking any other steps considered desirable by the Company.

3.4       Noncompetition.  During the Employment Period and any Severance Period and for a period of two (2) years following the later of the Termination Date or the last day of any Severance Period, the Executive will not, directly or indirectly, engage in, or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business or any other Person, whether as an employee, officer, director, partner, agent, security holder, consultant or otherwise, that directly or indirectly engages in the Restricted Business in any geographic area in which the Company or any of its Subsidiaries or Affiliates, directly or indirectly, engaged in the Restricted Business as of the Termination Date and during the two (2) year period before the Termination Date (the “Restricted Area”); provided, however, that nothing in this Section 3.4 shall be deemed to prevent the Executive from acquiring through market purchases and owning, solely as an investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as the Executive is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.  For purposes of this Agreement, “Restricted Business” shall mean the business of the Company and its Affiliates, as such business may be expanded or altered during the Term, including, without limitation, the business of (i) procuring, delivering and otherwise managing the inventory of chemicals for or on behalf of any Person, training and managing the waste produced by other Persons or providing services ancillary thereto, including process improvement, consultation, environmental health and safety compliance or waste handling services, or (ii) providing inventory management services and the purchase and distribution of aerospace parts, machined parts, electrical components, bearings, and fastener installation tooling.

3.5       Non-Solicitation of Employees.  During the Employment Period, any Severance Period and for a period of two (2) years following the later of the Termination Date or the last day of any Severance Period, the Executive will not, directly or indirectly, (a) solicit for employment or employ (or attempt to solicit for employment or employ), for the Executive or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries or Affiliates), any employee of the Company or any of its Subsidiaries or Affiliates or any Person who was such an employee during the one-year period preceding the date of such solicitation, employment or attempted solicitation or employment, or (b) encourage any such employee to leave his or her employment with the Company or any of its Subsidiaries or Affiliates.

3.6       Non-Solicitation of Others.  During the Employment Period, any Severance Period and for a period of two (2) years following the later of the Termination Date or the last day of any Severance Period, the Executive will not, directly or indirectly, (a) solicit, call on or transact or engage in any business activity with (or attempt to do any of the foregoing with respect to) any customer, distributor, vendor, supplier or agent with whom the Company or any of its Subsidiaries or Affiliates shall have dealt, or that the Company or any of its Subsidiaries or Affiliates shall have actively sought to deal, at any time during the one (1) year period preceding the date of such solicitation, call, transaction or engagement, for or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries or Affiliates) for a purpose which is competitive with the Company or any of its Subsidiaries or Affiliates, or (b) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with the Company or any of its Subsidiaries or Affiliates.

3.7       Non-Disparagement.  During and after the Employment Period and any Severance Period, the Executive will not, and the Executive will ensure that its agents, representatives and Affiliates do not, directly or indirectly, disparage or make negative, derogatory or defamatory statements about the Company or any of its Subsidiaries, their respective business activities, or any of their respective shareholders, directors, officers or employees.

3.8       Covenants Reasonable.  The Executive acknowledges and agrees that the covenants provided for in this Article 3 are reasonable and necessary in terms of scope, duration, area, line of business and all other matters to protect the Company’s and any of its Subsidiaries’ or Affiliates’ legitimate business interests, which include, among other, business interests in protecting (a) valuable confidential business information, (b) substantial relationships with customers throughout the Restricted Area and (c) customer goodwill associated with their respective businesses.

3.9       “Blue-Pencil” Provision.  To the extent that any of the provisions contained in this Article 3 may later be adjudicated by a court to be too broad to be enforced with respect to any of such provision’s scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

ARTICLE 4
MISCELLANEOUS

4.1       Notices.  Any notice, request, demand, claim or other communication hereunder that is required to be made in writing shall be deemed duly given on the second business day after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or, on the next business day after if sent by a reputable overnight courier such as Federal Express, and addressed to the intended recipient as set forth below:

If to the Executive:	To the Executive’s last know address as set forth in the Company’s payroll records.

If to the Company:	Wesco Aircraft Hardware Corp.
29411 Avenue Stanford
Valencia, California 91355
Attn: John Holland
Facsimile: (661) 621-6339

With copies to (which shall not constitute notice to the Company):	Latham & Watkins LLP
555 11th St., NW Suite 1000
Washington, DC 20004
Attn: David T. Della Rocca
Facsimile: (202) 637-2201

Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

4.2       Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that if any of the provisions of Article 3 are held to be invalid, illegal or unenforceable, then such provisions shall be deemed amended in the manner and to the extent provided for in Section 3.8.

4.3       Complete Agreement; Third Party Beneficiary.  Subject to the consummation of the Transaction, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Prior Agreement, which upon this Agreement becoming effective shall immediately terminate and thereafter be of no further force or effect.  The Prior Employer shall be an intended third party beneficiary of this Agreement.

4.4       Counterparts.  This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

4.5       Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns (and, in the case of the Executive, heirs and personal representatives), except that Executive may not assign any of his rights or delegate any of his obligations hereunder.

4.6       Equitable Remedies.  Notwithstanding Section 4.8, Executive acknowledges and agrees that the Company would not have an adequate remedy at law in the event any of the provisions of Article 3 of this Agreement are not performed in accordance with their specific terms, are breached or are threatened to be breached. Accordingly, the Executive agrees that the Company shall be entitled, in addition to any other rights and remedies which may be available to it pursuant to Section 4.8 or otherwise, to an injunction or injunctions to prevent breaches of Article 3 of this Agreement and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, and without any requirement to post or bond or other security.

4.7       Choice of Law.  The Agreement will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

4.8       Arbitration.  Subject to Section 4.6 and 4.7, in the event that there shall be a dispute among the parties arising out of or relating to this Plan or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Philadelphia, Pennsylvania in accordance with the rules and regulations relating to employment matters with the American Arbitration Association.  Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  The fees and expenses of such arbitration (including, but not limited to, reasonable attorneys’ fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration.

4.9       Amendments and Waivers.  No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto.  The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same or any other term or provision or as a waiver of any contemporaneous breach of any other term or provision or as a continuing waiver of the same or any other term or provision.

4.10                        Business Days.  Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

4.11                        Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

4.12                        Section 409A.

4.12.1              General.  The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

4.12.2              Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

4.12.3              Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

4.12.4              Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

4.12.5              Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE

/s/ Todd Renehan
Todd Renehan

WESCO AIRCRAFT HARDWARE CORP.

By:	/s/ Greg Hann
Name: Greg Hann
Title: Executive Vice President and Chief
Financial Officer

Employment Agreement